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                                                          EXHIBIT 99.(a)(1)(vii)


This announcement is not an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase dated November 10, 2000 and the related Letter of Transmittal, which are being mailed to stockholders. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Fund (as defined below) by one or more registered brokers or dealers licensed under that jurisdiction's laws.

                      Notice of Offer to Purchase for Cash

                                       by

                          THE ASIA PACIFIC FUND, INC.

      up to 2,731,280 of Its Issued and Outstanding Shares of Common Stock
                    at 90% of the Net Asset Value Per Share

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
              ON DECEMBER 11, 2000, UNLESS THE OFFER IS EXTENDED.

     The Asia Pacific Fund, Inc., a Maryland corporation (the "Fund"), is offering to all stockholders of the Fund to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 10, 2000 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), 2,731,280 of its issued and outstanding shares of Common Stock, par value $0.01 per share ("Shares"). The purchase price will be equal to 90% of the net asset value ("NAV") per Share determined as of the close of regular trading on the New York Stock Exchange (the "NYSE") on December 11, 2000, or such later date to which the Offer is extended. The Offer will expire by 5:00 P.M., New York City time on December 11, 2000, or such later date to which the Offer is extended ("Termination Date"). An extension would be communicated by issuance of a press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled termination date. The NAV as of the close of regular trading on the NYSE on November 3, 2000 was $11.46 per Share. The purpose of the Offer and the related tender offer program described in the Offer to Purchase is to attempt to reduce the market discount at which the Shares have been trading. To benefit stockholders who choose not to tender, the Board determined to conduct the tender offer at a price equal to 90% of the Fund's NAV as of the close of regular trading on the NYSE on the Termination Date.

     NONE OF THE FUND, ITS BOARD OF DIRECTORS NOR THE FUND'S INVESTMENT MANAGER IS MAKING ANY RECOMMENDATION TO TENDER OR NOT TENDER SHARES IN THE OFFER. EACH STOCKHOLDER MUST MAKE SUCH STOCKHOLDER'S OWN DECISION WHETHER TO TENDER.

     If more than 2,731,280 Shares are duly tendered prior to the Termination Date (and not timely withdrawn), unless the Fund determines not to purchase any Shares, the Fund will purchase 2,731,280 Shares on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each stockholder during the period the Offer is open (and not timely withdrawn); however, the Fund will accept all Shares tendered by any stockholder who owns beneficially or of record no more than 99 Shares and who duly tenders all such Shares. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than
2,731,280 Shares having been tendered.   In accordance with the terms of the
Offer, the Fund will, as soon as reasonably practicable after the Termination Date, accept for payment and pay for Shares validly tendered (and not properly withdrawn) on or before the Termination Date. For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. The Fund will deposit the aggregate purchase price with the Depositary, which will make payment to
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stockholders in accordance with the Offer. The sale of Shares pursuant to the
Offer will be a taxable transaction for stockholders for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. If a stockholder does not tender his or her shares, such stockholder's percentage ownership interest in the Fund will increase after the completion of the Offer.

     As the Fund will likely be required to sell portfolio securities to finance the Offer, the Fund may recognize capital gains, which the Fund may distribute to stockholders subsequent to the end of the Fund's fiscal year ending March 31, 2001. Any substantial sales of the Fund's portfolio securities could cause market prices of such securities to decline, and hence, the Fund's NAV per Share would decline. Stockholders should note, however, that the Offer may result in accretion to the Fund's NAV per Share following the Offer, due to the fact that the purchase price represents a 10% discount to the Fund's NAV per Share. The potential accretion to the Fund's NAV per Share may offset in whole or in part any decline in the Fund's NAV per Share discussed above. As a result of reduced asset size due to the Fund's repurchases pursuant to the Offer, and interest expense associated with any borrowings made to finance the Offer, the Fund's expense ratio would increase.

     Stockholders may tender Shares registered in their names only by completing and signing a Letter of Transmittal, together with any required signature guarantees, and submitting it and any other documents required by the Letter of Transmittal in proper form to the Depositary at the appropriate address set forth in the Offer by the Termination Date. Stockholders whose Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in
                                                                      - -
"street name"), should contact such firm if they desire to tender their Shares. Shares tendered pursuant to the Offer may be withdrawn by written, telegraphic or facsimile notice received by the Depositary at the appropriate address at any time prior to the Termination Date. The notice is to specify the name of the stockholder who tendered the Shares, the number of Shares being withdrawn, the names in which the Shares to be withdrawn are registered, the serial number of any certificates pertaining to the Shares and the name and account number of the Book-Entry Facility to be credited with the withdrawn Shares that were previously tendered to such Book-Entry Facility.

     The information required to be disclosed by paragraph (d) (1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL ARE EXPECTED TO BE MAILED TO STOCKHOLDERS OF RECORD ON OR ABOUT NOVEMBER 10, 2000, TOGETHER WITH THE FUND'S SEMI-ANNUAL REPORT TO STOCKHOLDERS FOR THE PERIOD ENDED SEPTEMBER 30, 2000.

     Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and any other tender offer documents should be directed to the Information Agent at the Information Agent's address or telephone number below between the hours of 9:00 a.m. and 5:00 p.m., New York City time, Monday through Friday (except holidays). Copies of these documents will be furnished promptly to stockholders upon request at no expense to them. Stockholders who do not own Shares directly may also obtain such documents from the broker, dealer, commercial bank, trust company or other nominee that holds their Shares. Questions and requests for assistance and for current NAV quotations may also be directed to the Information Agent.


                              Information Agent:
                    SHAREHOLDER COMMUNICATIONS CORPORATION
            A Division of Georgeson Shareholder Communications Inc.
                               17 State Street
                              New York, NY 10004
                       Telephone Number: (800) 223-2064


November 10, 2000